EXHIBIT 16


[LETTERHEAD OF BONGIOVANNI & ASSOCIATES]

June 7, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Re:     HeavenExpress.com Inc. (the "Company")

Commissioners:

We have read the statements made by HeavenExpress.com, Inc., which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company's Form 8- report dated June 7, 2003. We agree with the statements concerning our Firm in such Form 8-K; however, we have no basis to agree or disagree with the Company's statements regarding Perrella & Associates, P.A.

Very truly yours,


 /s/Michael J. Bongiovanni, CPA
______________________________
Bongiovanni & Associates, P.A.